Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Ritter Pharmaceuticals, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The name of the corporation is Ritter Pharmaceuticals, Inc.

2.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation first filed with the Secretary of State on September 16, 2008, as amended (the “Certificate of Incorporation”).

3.	Article IV, Subsection A of the Certificate of Incorporation is hereby amended by adding thereto a new third paragraph to read in its entirety as follows:

“Effective 8:01 p.m., Eastern Time, on May 22, 2020 (the “Reverse Stock Split Effectiveness Time”) pursuant to the Delaware General Corporation Law and this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each twenty-five (25) shares of Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effectiveness Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given stockholder of record shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of a fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock to a stockholder of record, the Corporation shall, in lieu of issuing any such fractional share, round up to the nearest whole number of shares in order bring the number of shares held by such stockholder of record up to the next whole number of shares of Common Stock. No certificates or book-entries representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Each certificate or book-entry in favor of a stockholder of record that immediately prior to the Reverse Stock Split Effectiveness Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

4.	This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

5.	This Certificate of Amendment shall become effective at 8:01 p.m., Eastern Time, on May 22, 2020, and no sooner.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 22nd day of May 2020.

RITTER PHARMACEUTICALS, INC.

By	/s/ Andrew Ritter
Name:	Andrew Ritter
Title:	Chief Executive Officer

[Signature page to Certificate of Amendment to Ritter Certificate of Incorporation (Reverse Stock Split)]